PRESS RELEASE

GE Reports Second Quarter 2008 EPS of $.54; Revenues of $46.9 billion, up 11%; Global Revenues of $25 billion, up 24%;
Orders of $27 billion, up 8%;
Infrastructure Segment Profit of $3.2 billion, up 24%

2Q 2008 Highlights (Continuing Operations)

▪	Earnings per share (EPS) of $.54, flat year-over-year
▪	Revenues of $46.9 billion, up 11%; organic revenue growth of 5%;
Industrial organic revenue growth of 9%
▪	Financial Services earnings of $2.8 billion, up 15%
▪	Global revenues of $25 billion, up 24%; emerging markets revenues of $10 billion, up 20%
▪	Services orders of $9.5 billion, up 19%; major equipment orders of $13.7 billion, up 4%, outpacing shipments 1.3x; total orders of $26.9 billion, up 8%
▪	Major equipment backlog of $55 billion, up 25%; customer service agreements (CSA) backlog of $113 billion, up 17%
▪	Return on average total capital (ROTC) of 17.6%
▪	Industrial cash flow from operating activities growth of 5%
▪	Stock repurchase $2.5 billion YTD; $1.4 billion for second quarter
▪	Reaffirming 2008 full-year continuing EPS guidance of $2.20 – 2.30, up 0-5%

Fairfield, Conn., July 11, 2008 – GE announced today second quarter 2008 earnings from continuing operations of $5.4 billion with $.54 per share, which was flat year-over-year from second quarter 2007.  Second quarter revenues from continuing operations were $46.9 billion, up 11%. “Led by double-digit segment profit growth in our industrial businesses and a strong relative performance in our financial services businesses, we delivered a solid quarter in a volatile environment,” GE Chairman and CEO Jeff Immelt said.

“Many markets and industries remain healthy, while the U.S. economy is challenged,” Immelt said. “Opportunities in emerging markets, infrastructure, commodities and global healthcare are creating demand for our businesses, while we fight through the difficulties of a burdened U.S. consumer, a tough housing market, inflation and volatile capital markets. Even with all this uncertainty, we still see growth opportunities ahead.”

Total Company orders were $26.9 billion, up 8%.  Major equipment orders grew 4% to $13.7 billion. Major equipment backlog was at $55 billion, an increase of 25%. Services orders were up 19%, and CSA backlog stood at $113 billion, an increase of 17% year-over-year.

GE delivered total organic revenue growth of 5%, including Industrial organic revenue growth of 9%,  generated by broad-based services and global market demand.  Service revenues were up 18% and global revenues grew 24%, with emerging market growth of 20%, and 26% in developed countries outside the U.S.

“Infrastructure continued to drive the Company’s performance with 24% segment profit growth,” Immelt said. “Energy, Oil & Gas, Transportation and Aviation all generated double-digit segment profit growth, as strong global demand for both products and services continued.

“Our financial services businesses are executing well in a tough market. We have a sound and differentiated business model with high quality, senior secured credit; diversification; and deep domain expertise. We are advantaged by a self-funded Triple-A-rating,” Immelt said.  “Commercial Finance reported segment profit growth of 7%, ahead of expectations, with Real Estate, Capital Solutions and Corporate Financial Services all posting earnings growth. We will continue pursuing high-quality asset growth opportunities using our strong balance sheet,” Immelt said.

“GE Money came in ahead of our projections, posting a profit decline of 9%. Results included a $222 million increase in the loan loss provision and a decrease of $109 million of securitization in the quarter. We have reached an agreement to sell GE Money Japan, including Lake ($8 billion of assets), and we have recorded an additional $233 million after-tax loss in discontinued operations this quarter associated with this sale. This transaction will allow us to redeploy our resources to faster growth and higher return opportunities,” Immelt said.

“Healthcare had a much improved quarter with 8% segment profit growth. We had strong global equipment and services growth, and we benefited from the resumed delivery of over 700 units from our OEC surgical business.  The U.S. diagnostic imaging equipment market is still challenging, but it is improving,” Immelt said.  “NBC Universal had its seventh straight quarter of segment profit growth with an increase of 1%.  A strong Cable performance offset weakness in local media.  We have a successful slate of movies that will benefit us in the second half of the year for which we have already incurred marketing costs.  The Olympics are on track to generate $1 billion in advertising revenue and $700 million of GE industrial sales,” Immelt said.

“We continue to take actions to improve the Company,” Immelt said.  “As announced yesterday, and consistent with our focus on a higher growth portfolio, we are reviewing strategic options for the Consumer & Industrial (C&I) business.  While we are exploring several options, we are now considering a spin-off to our shareholders as the best way to maximize value.”

In the second quarter, GE recorded $0.4 billion of restructuring and other charges to improve operations and lower its cost structure. The Company’s consolidated tax rate was 16%, consistent with the first quarter of 2008 and in line with expectations.

Second Quarter 2008 Financial Highlights:

Earnings from continuing operations were $5.4 billion, down 4% from $5.6 billion in the second quarter of 2007. EPS from continuing operations were $.54, unchanged from last year.  Segment profit rose 7%, led by GE Infrastructure’s strong double-digit growth of 24% in the quarter.

Including the effects of discontinued operations, second quarter net earnings were $5.1 billion ($.51 per share) in 2008 and $5.4 billion ($.52 per share) in the second quarter of 2007.

Revenues grew 11% to $46.9 billion. GE Capital Services’ (GECS) revenues grew 11% over last year to $19.1 billion. Industrial sales were $27.8 billion, an increase of 15% from the second quarter of 2007.

Cash generated from GE operating activities in the first six months of 2008 totaled $9.3 billion, down 20% from $11.6 billion last year, reflecting a $2.7 billion decrease in GECS’ dividends due to the non-repeat of a special $2.7 billion dividend related to proceeds from the sale of Swiss Re common stock and GE Life in the first half of 2007. The Company had solid Industrial cash flow from operating activities of $7.3 billion, an increase of 5%, for the first six months of 2008.

“Our business fundamentals remain strong. We have a significant equipment backlog and growing, high margin service revenues. Our products and services help make our customers more productive in times of high energy costs.  We have solid cash flow to reinvest in the businesses, pay an attractive dividend and execute a stock buyback program.  We are positioned for long-term growth.  For the third quarter 2008, we are forecasting EPS from continuing operations of $.50-.54, up 0-8% over comparable 2007 earnings, and reaffirming guidance of $2.20-2.30, up 0-5% for the full year,” Immelt said.

GE will discuss preliminary second quarter 2008 results on a conference call and Webcast at 8:30 a.m. ET today.  Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

* * *

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, and media content. GE serves customers in more than 100 countries and employs more than 300,000 people worldwide.  For more information, visit the Company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates and commodity and equity prices; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Russell Wilkerson, 203.373.3193 (office); 203.581.2114 (mobile)
russell.wilkerson@ge.com

Investor Contact:
Dan Janki, 203.373.2468 (office)
dan.janki@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Three months ended June 30	2008	2007	V %	2008	2007	V %	2008	2007	V %
Revenues
Sales of goods and services	$28,099	$24,049		$27,846	$24,269		$528	$28
Other income	574	1,424		667	1,512		–	–
GECS earnings from continuing operations	–	–		2,774	2,421		–	–
GECS revenues from services	18,218	16,911		–	–		18,555	17,207
Total revenues	46,891	42,384	11%	31,287	28,202	11%	19,083	17,235	11%

Costs and expenses
Cost of sales, operating and administrative expenses	31,333	27,503		24,231	21,257		7,482	6,601
Interest and other financial charges	6,626	5,645		554	422		6,348	5,467
Investment contracts, insurance losses and insurance annuity benefits	821	892		–	–		870	925
Provision for losses on financing receivables	1,490	1,057		–	–		1,490	1,057
Minority interest in net earnings of consolidated affiliates	184	221		127	179		57	42
Total costs and expenses	40,454	35,318	15%	24,912	21,858	14%	16,247	14,092	15%

Earnings from continuing operations before income taxes	6,437	7,066	(9)%	6,375	6,344	0%	2,836	3,143	(10)%
Provision for income taxes	(1,043)	(1,453)		(981)	(731)		(62)	(722)
Earnings from continuing operations	5,394	5,613	(4)%	5,394	5,613	(4)%	2,774	2,421	15%

Loss from discontinued operations, net of taxes	(322)	(231)		(322)	(231)		(337)	(255)

Net earnings	$5,072	$5,382	(6)%	$5,072	$5,382	(6)%	$2,437	$2,166	13%

Per-share amounts – earnings from continuing operations
Diluted earnings per share	$0.54	$0.54	0%
Basic earnings per share	$0.54	$0.55	(2)%

Per-share amounts – net earnings
Diluted earnings per share	$0.51	$0.52	(2)%
Basic earnings per share	$0.51	$0.52	(2)%

Total average equivalent shares
Diluted shares	9,982	10,303	(3)%
Basic shares	9,958	10,268	(3)%

Dividends declared per share	$0.31	$0.28	11%

(a)       Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See note 1 to the 2007 consolidated financial statements at www.ge.com/annual07 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Six months ended June 30	2008	2007	V %	2008	2007	V %	2008	2007	V %
Revenues
Sales of goods and services	$52,421	$45,564		$52,032	$45,957		$895	$60
Other income	1,149	1,935		1,325	2,086		-	-
GECS earnings from continuing operations	–	–		5,240	5,845		-	-
GECS revenues from services	35,594	34,085		–	–		36,271	34,660
Total revenues	89,164	81,584	9%	58,597	53,888	9%	37,166	34,720	7%

Costs and expenses
Cost of sales, operating and administrative expenses	59,561	52,946		45,689	40,712		14,611	12,866
Interest and other financial charges	13,156	11,223		1,156	955		12,527	10,712
Investment contracts, insurance losses and insurance annuity benefits	1,625	1,752		–	–		1,718	1,855
Provision for losses on financing receivables	2,849	1,993		–	–		2,849	1,993
Minority interest in net earnings of consolidated affiliates	346	444		258	309		88	135
Total costs and expenses	77,537	68,358	13%	47,103	41,976	12%	31,793	27,561	15%

Earnings from continuing operations before income taxes	11,627	13,226	(12)%	11,494	11,912	(4)%	5,373	7,159	(25)%
Provision for income taxes	(1,872)	(2,685)		(1,739)	(1,371)		(133)	(1,314)
Earnings from continuing operations	9,755	10,541	(7)%	9,755	10,541	(7)%	5,240	5,845	(10)%

Loss from discontinued operations, net of taxes	(379)	(588)		(379)	(588)		(408)	(656)

Net earnings	$9,376	$9,953	(6)%	$9,376	$9,953	(6)%	$4,832	$5,189	(7)%

Per-share amounts – earnings from continuing operations
Diluted earnings per share	$0.98	$1.02	(4)%
Basic earnings per share	$0.98	$1.03	(5)%

Per-share amounts – net earnings
Diluted earnings per share	$0.94	$0.97	(3)%
Basic earnings per share	$0.94	$0.97	(3)%

Total average equivalent shares
Diluted shares	9,994	10,306	(3)%
Basic shares	9,968	10,272	(3)%

Dividends declared per share	$0.62	$0.56	11%

(a)       Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See note 1 to the 2007 consolidated financial statements at www.ge.com/annual07 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions)	2008	2007	V %	2008	2007	V %

Revenues
Infrastructure	$17,552	$13,934	26	$32,512	$26,136	24
Commercial Finance	9,259	8,138	14	17,825	16,169	10
GE Money	6,629	6,276	6	13,037	12,234	7
Healthcare	4,491	4,045	11	8,378	7,940	6
NBC Universal	3,882	3,625	7	7,466	7,109	5
Industrial Products	4,542	4,467	2	8,652	8,556	1
Total segment revenues	46,355	40,485	14	87,870	78,144	12
Corporate items and eliminations	536	1,899	(72)	1,294	3,440	(62)

Consolidated revenues from continuing operations	$46,891	$42,384	11	$89,164	$81,584	9

Segment profit (a)
Infrastructure	$3,174	$2,563	24	$5,762	$4,771	21
Commercial Finance	1,390	1,304	7	2,548	2,744	(7)
GE Money	1,056	1,158	(9)	2,051	2,381	(14)
Healthcare	747	692	8	1,275	1,329	(4)
NBC Universal	909	904	1	1,621	1,595	2
Industrial Products	300	444	(32)	600	802	(25)
Total segment profit	7,576	7,065	7	13,857	13,622	2

Corporate items and eliminations	(647)	(299)	U	(1,207)	(755)	(60)
GE interest and other financial charges	(554)	(422)	(31)	(1,156)	(955)	(21)
GE provision for income taxes	(981)	(731)	(34)	(1,739)	(1,371)	(27)

Earnings from continuing operations	$5,394	$5,613	(4)	$9,755	$10,541	(7)

Loss from discontinued operations (net of taxes)	$(322)	$(231)	(39)	$(379)	$(588)	36

Consolidated net earnings	$5,072	$5,382	(6)	$9,376	$9,953	(6)

(a)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.  Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured – excluded in determining segment profit, which we sometimes refer to as "operating profit," for Healthcare, NBC Universal, Industrial Products and the industrial businesses of the Infrastructure segment; included in determining segment profit, which we sometimes refer to as "net earnings," for Commercial Finance, GE Money, and the financial services businesses of the Infrastructure segment (Aviation Financial Services, Energy Financial Services and Transportation Finance).

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions)	2008	2007	V %	2008	2007	V %

Infrastructure
Revenues	$17,552	$13,934	26	$32,512	$26,136	24

Segment profit	$3,174	$2,563	24	$5,762	$4,771	21

Revenues
Aviation	$4,923	$4,079	21	$9,243	$7,530	23
Aviation Financial Services	1,081	1,088	(1)	2,312	2,337	(1)
Energy	7,003	5,195	35	12,643	9,862	28
Energy Financial Services	989	417	F	1,759	741	F
Oil & Gas	1,895	1,821	4	3,430	2,969	16
Transportation	1,202	1,107	9	2,350	2,235	5

Segment profit
Aviation	$914	$828	10	$1,689	$1,527	11
Aviation Financial Services	252	266	(5)	639	654	(2)
Energy	1,222	895	37	2,129	1,584	34
Energy Financial Services	178	169	5	323	270	20
Oil & Gas	255	189	35	416	291	43
Transportation	241	217	11	495	431	15

Commercial Finance
Revenues	$9,259	$8,138	14	$17,825	$16,169	10

Segment profit	$1,390	$1,304	7	$2,548	$2,744	(7)

Revenues
Capital Solutions	$3,821	$3,465	10	$7,455	$6,828	9
Real Estate	1,964	1,557	26	3,847	3,172	21

Segment profit
Capital Solutions	$503	$463	9	$903	$858	5
Real Estate	484	476	2	960	1,040	(8)

Industrial Products
Revenues	$4,542	$4,467	2	$8,652	$8,556	1

Segment profit	$300	$444	(32)	$600	$802	(25)

Revenues
Consumer & Industrial	$3,328	$3,437	(3)	$6,354	$6,502	(2)
Enterprise Solutions	1,235	1,031	20	2,340	2,055	14

Segment profit
Consumer & Industrial	$138	$309	(55)	$285	$533	(47)
Enterprise Solutions	162	135	20	316	269	17

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

	Consolidated		GE(a)		Financial Services (GECS)
(Dollars in billions)	6/30/08	12/31/07	6/30/08	12/31/07	6/30/08	12/31/07

Assets
Cash & marketable securities	64.9	61.0	3.4	7.0	62.0	54.4
Receivables	22.3	22.3	14.8	15.1	–	–
Inventories	15.0	12.9	14.9	12.8	0.1	0.1
GECS financing receivables – net	415.3	376.1	–	–	423.8	384.1
Property, plant & equipment – net	79.9	77.9	14.5	14.1	65.4	63.7
Investment in GECS	–	–	60.1	57.7	–	–
Goodwill & intangible assets	100.4	97.3	68.8	67.3	31.6	29.9
Other assets	140.6	139.3	43.4	40.7	104.4	105.4
Assets of discontinued operations	8.6	8.5	0.1	0.1	8.5	8.5

Total assets	$847.0	$795.3	$220.0	$214.8	$695.8	$646.1

Liabilities and equity
Borrowings	556.1	514.1	13.7	15.8	544.8	500.9
Insurance contracts, insurance liabilities and
insurance annuity benefits	34.3	34.1	–	–	34.7	34.4
Other liabilities & minority interest	135.9	129.9	87.7	83.1	54.1	51.8
Liabilities of discontinued operations	2.3	1.6	0.2	0.3	2.1	1.3
Shareowners' equity	118.4	115.6	118.4	115.6	60.1	57.7

Total liabilities and equity	$847.0	$795.3	$220.0	$214.8	$695.8	$646.1

(a) Refers to the Industrial businesses of the Company including GECS on an equity basis.

June 30, 2008 information is unaudited.  Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See note 1 to the 2007 consolidated financial statements at www.ge.com/annual07 for further information about consolidation matters.

8

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to organic revenue growth for the three months ended June 30, 2008, compared with the three months ended June 30, 2007; Industrial organic revenue growth for the three months ended June 30, 2008, compared with the three months ended June 30, 2007; growth in industrial cash from operating activities (Industrial CFOA) for the six months ended June 30, 2008, compared with the six months ended June 30, 2007, and return on average total capital (ROTC), which is calculated using average total shareowners’ equity, excluding effects of discontinued operations. The reconciliations of these measures to the most comparable GAAP measure follows.

(Dollars in millions)	Three months ended June 30
Organic Revenue Growth - Continuing Operations	2008	2007	V %

Revenues as reported	$46,891	$42,384	11%
Less the effects of
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment)
and currency exchange rates	3,856	1,469
Revenues excluding the effects of acquisitions, business
dispositions (other than dispositions of
businesses acquired for investment) and currency exchange
rates (organic revenues)	$43,035	$40,915	5%

	Three months ended June 30
Industrial Organic Revenue Growth - Continuing Operations	2008	2007	V %

Revenues as reported	$28,513	$25,781	11%
Less the effects of
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment)
and currency exchange rates	1,874	1,345
Revenues excluding the effects of acquisitions, business
dispositions (other than dispositions of businesses
acquired for investment) and currency exchange
rates (organic revenues)	$26,639	$24,436	9%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates for comparison of current period results with the corresponding period of the prior year. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends. We also believe that presenting organic revenue growth separately for our Industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

	Six months ended June 30
Growth in Industrial CFOA	2008	2007	V %

Cash from GE's operating activities as reported	$9,292	$11,559	(20)%
Less dividends from GECS	2,019	4,632
Cash from GE's operating activities excluding dividends from
GECS (Industrial CFOA)	$7,273	$6,927	5%

We define “Industrial CFOA” as GE’s cash from operating activities less the amount of dividends received by GE from GECS. This includes the effects of intercompany transactions, including GECS services for material procurement, trade receivables management and factoring; buildings and equipment leasing by GE from GECS; information technology and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; medical equipment manufactured by GE that is leased by GECS to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECS dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believe that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements filed in our Form 10-Q of the Financial Services (GECS) cash flows statement. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our Industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

June 30
2008

Average Total Shareowners' Equity, Excluding Effects of Discontinued Operations (a)
Average total shareowners’ equity (b)	$115,732
Less the effects of
Cumulative earnings from discontinued operations	–
Average net investment in discontinued operations	974
Average total shareowners’ equity, excluding effects of
discontinued operations (a)	$114,758

(a)
Used for computing ROTC.  For GE, ROTC is earnings from continuing operations plus the sum of after-tax interest and other financial charges and minority interest, divided by the sum of the averages of total shareowners' equity (excluding effects of discontinued operations), borrowings, mandatorily redeemable preferred stock and minority interest (on a 12-month basis, calculated using a five-point average).

(b)	On a 12-month basis, calculated using a five-point average.

Our ROTC calculation excludes earnings (losses) of discontinued operations from the numerator because U.S. GAAP requires us to display those earnings (losses) in the Statement of Earnings. We exclude the cumulative effect of earnings (losses) of discontinued operations from the denominator in our ROTC calculation (1) for each of the periods for which related discontinued operations were presented, and (2) for our average net investment in discontinued operations since July 1, 2005.  Had we disposed of these operations before July 1, 2005, we would have applied the proceeds to reduce parent-supported debt at GE Capital. However, since parent-supported debt at GE Capital was retired by June 30, 2005, we have assumed that we would have distributed the proceeds after that time to shareowners through share repurchases, thus reducing average total shareowners’ equity. Our calculation of average total shareholders’ equity may not be directly comparable to similarly titled measures reported by other companies.  We believe it is a more clear way to measure the ongoing trend in return on total capital for the continuing operations of our businesses given the extent that discontinued operations have affected our reported results. We believe that this results in a more relevant measure for management and investors to evaluate performance of our continuing operations, on a consistent basis, and to evaluate and compare the performance of our continuing operations with the ongoing operations of other businesses and companies.